Exhibit 10.10
TRADEMARK ASSIGNMENT OF SECURITY
     WHEREAS, SentitO Networks, Inc., a Delaware corporation (“Company”), has adopted, used and is using the marks shown in the attached Schedule A (the “Marks”), for which there are registrations or applications in the United States Patent and Trademark Office under the numbers shown in the attached Schedule A; and
     WHEREAS, Company entered into certain Joinder Agreement dated as of the date hereof in favor of Laurus Master Fund, Ltd. (“Laurus”) pursuant to which Company became obligated to Laurus pursuant to (i) a certain Security Agreement, dated as of September 20, 2006, among Verso Technologies, Inc., a Minnesota corporation (“Verso”), certain subsidiaries of Verso and Laurus and (ii) a certain Intellectual Property Security Agreement, dated as of September 20, 2006, among Verso, certain subsidiaries of Verso and Laurus (as each may be amended, modified, restated or supplemented from time to time, collectively, the “Agreements”); and
     WHEREAS, pursuant to the Agreements, Company is granting to Laurus a security interest in the Marks, the goodwill of the business symbolized by the Marks, and the registrations and applications therefor.
     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Company does hereby grant to Laurus a security interest in and to the Marks, together with the goodwill of the business symbolized by the Marks, and registrations and applications therefor, which security interest shall secure all the Obligations as defined in the Agreements and in accordance with the terms and provisions thereof.
     Company expressly acknowledges and affirms that the rights and remedies of Laurus with respect to the security interest granted hereby are more fully set forth in the Agreements.
Dated as of: April 18, 2007

SENTITO NETWORKS, INC.
By:	/s/ Martin D. Kidder
Name: Martin D. Kidder
Title: CFO

LAURUS MASTER FUND, LTD.
By:	/s/ David Grin
Name: David Grin
Title: Director